Exhibit 21

SUBSIDIARIES OF REGISTRANT
As of March 23, 2018

Subsidiary	State of Incorporation
2013 WCO Holdings Corp.	Maryland
Walter Reverse Acquisition LLC	Delaware
Reverse Mortgage Solutions, Inc.	Delaware
Mortgage Asset Systems, LLC	Delaware
REO Management Solutions, LLC	Delaware
RMS REO BRC, LLC	Delaware
RMS REO CS, LLC	Delaware
Mid-State Capital, LLC	Delaware
Hanover SPC-A, Inc.	Delaware
Green Tree Credit Solutions LLC	Delaware
Green Tree Investment Holdings III LLC	Delaware
Walter Management Holding Company LLC	Delaware
Green Tree Credit LLC	New York
Green Tree Servicing Corp.	Delaware
Ditech Financial LLC	Delaware
Ditech Agency Advance Depositor LLC	Delaware
Green Tree Advance Receivables II LLC	Delaware
Green Tree Advance Receivables III LLC	Delaware
Ditech PLS Advance Depositor LLC	Delaware
DF Insurance Agency LLC	Delaware
Green Tree Insurance Agency of Nevada, Inc.	Nevada
WIMC Real Estate Investment LLC	Delaware
Marix Servicing LLC	Delaware